Ex-Filing Fees
Calculation of Filing Fee Tables
SC TO-I
(Form Type)

BlackRock Private Credit Fund
(Exact Name of Registrant as Specified in its Charter)

Table 1: Transaction Value

Line Item Type	Notes	Transaction Value	Fee Rate	Amount of Filing Fee
Fees to Be Paid	(1)(2)	$78,933,619.65	0.00013810	$10,900.73

	Total Transaction Value	$78,933,619.65
	Total Fees Due for Filing			$10,900.73
	Total Fees Previously Paid			—
	Total Fee Offsets			—
	Net Fee Due			$10,900.73
__________________________________________
Offering Note(s)

(1)	Calculated as the aggregate maximum purchase price based upon the net asset value per share as of December 31, 2025 of $23.95 and the offer to purchase up to 3,295,767 shares.
(2)
Calculated at $138.10 per $1,000,000 of the Transaction Value in accordance with Rule 0-11 under the Securities Exchange Act of 1934, as amended, as modified by Section 6(b) Filing Fee Rate Advisory for Fiscal Year 2026.

Table 2: Fee Offset Claims and Sources

	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Fee Paid with Fee Offset Source
Fee Offset Claims		—	—	—		—
Fee Offset Sources	—	—	—		—		—